Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249585 and 333-230495) and the Registration Statements on Form S-8 (No. 333-274462 and 333-204459) of Kandi Technologies Group, Inc. (the “Company”) of our report dated March 14, 2024, relating to the Company’s consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ ARK Pro CPA & Co

(Formerly HKCM CPA & Co.)

Hong Kong, China

March 14, 2024